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                       OPERATION AND MAINTENANCE AGREEMENT


         This Operation and Maintenance Agreement (the "Agreement") dated as of December 29, 1998 by and between KTI Operations, Inc., a Delaware corporation (the "Operator"), and New Heights Recovery & Power, LLC, formerly known as CGE Ford Heights, L.L.C., a Delaware limited liability company (the "Owner"), witnesseth that:

                                    RECITALS

         WHEREAS, the Owner owns a waste tire to energy project located on thirty-eight acres in the Village of Ford Heights, Illinois (the "Existing Project");

         WHEREAS, the facilities that comprise the Existing Project consist of a tire shredding facility and a combustion facility owned by the Owner (collectively, the "Existing Facility");

         WHEREAS, the Existing Facility is not in operation;
         WHEREAS, the Owner is a reorganized entity under a plan of reorganization ("Plan of Reorganization") under Chapter 11 of the Bankruptcy Code that was confirmed by an order of the Bankruptcy Court for the District of Delaware that was entered December 15, 1998 (the "Confirmation Order");

         WHEREAS, as of the date hereof Oakhurst Technology, Inc., a Delaware corporation ("KTIA"), an affiliate of KTI, Inc. ("KTI"), a New Jersey publicly traded company listed in the NASDAQ National Market system, has entered into an Investment Agreement (the "Investment Agreement") with the Owner;

         WHEREAS, in accordance with the terms of the Investment Agreement, KTIA is a member of the Owner and, subject to the terms and conditions of the Investment Agreement, is obligated to make certain capital contributions to the Owner to implement the business plan (the "Business Plan") of the Owner;

         WHEREAS, the Business Plan contemplates that the operations and facilities of the Owner will be expanded to include, among other things, the operation of a crumb rubber recycling facility and paper recycling facility and improvements to the Existing Facility to expand the Owner's waste acceptance, handling, processing and combustion capabilities (the Existing Facility and additional facilities contemplated under the Business Plan being the "Facility");

         WHEREAS, KTIA is the operating manager (the "Operating Manager") of the Owner;

         WHEREAS, the Operator has significant experience in the operation of waste processing and energy producing facilities;
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         WHEREAS, the Owner desires to benefit from the experience of the
Operator by retaining the Operator to manage the administration, operations and maintenance of the Facility, subject to the direction of the Operating Manager and the Board of Directors of the Owner;

         WHEREAS, the Operator is a subsidiary of  KTI;

         WHEREAS, the Operator is willing to manage the administration, operations and maintenance of the Facility, including the startup of operations by the Owner and the construction of improvements to the Existing Facility and property of the Owner.

         NOW THEREFORE, in consideration of the mutual covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree to enter into this Agreement:

                                    ARTICLE I

                                   DEFINITIONS

         Affiliate: With respect to any Person, any Person or group of Persons acting in concert in respect of the Person in question that, directly or indirectly, controls or is controlled by or is under common control with such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any person or group of Persons acting in concert, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

         Approved Capital Budget: The Capital Budget as approved by the Owner as such Capital Budget may be modified in writing in accordance with the terms of this Agreement.

         Approved Operating and Maintenance Budget: For each calendar year, beginning with the calendar year 1999, the Operating and Maintenance Budget as approved by the Owner, as such Operating and Maintenance Budget may be modified in writing in accordance with the terms of this Agreement. Until approval by the Owner of the Operating and Maintenance Budget applicable to any particular calendar year, the Approved Operating and Maintenance Budget for the prior year shall apply.

         Business Plan: As such term is defined in the sixth Recital.

         Calendar Month: The period from the first day of any month to the last day of such month inclusive.

         Capital Budget: The annual budget to be prepared by the Operator pursuant to Section 2.02 of this Agreement. Each proposed annual Capital Budget shall include items of


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capitalized equipment (as treated for accounting purposes) to be replaced or to be repaired, as well as replacement inventory of spare parts, for the applicable period.

         Confirmation Order: As such term is defined in the fourth Recital.

         Effective Date: This Agreement shall be effective as of the effective date of the Plan of Reorganization.

         Equipment: All of the recycling, processing, combustion, mechanical and electrical equipment, instrumentation and control equipment, and Rolling Stock used at or in connection with the operation of the Facility, and owned or controlled by the Owner.

         Existing Facility:  As such term is defined in the second Recital.

         Existing Project:  As such term is defined in the first Recital.

         Facility: As such term is defined in the seventh Recital, together with any other ancillary facilities which may hereafter be acquired or constructed by Owner and used for or in conjunction with the operations contemplated by the Business Plan, whether or not located on the present Site within the Village of Ford Heights.

         Facility Costs: All costs associated with the day to day operations, maintenance and administration of the Facility.

         Force Majeure: With regard to the performance of any obligation under this Agreement, except as to payment obligations, events such as an act of God, act of public enemy, sabotage, wars, blockade, insurrection, riots, explosions, fires, floods, storm, lightning, earthquake, wind, ice, strikes, lockouts or other industrial disturbance, drought appropriation and other causes not reasonably within the control of any party invoking Section 10.10 hereof for its benefit. The financial inability of either party hereto pay or perform its obligations under this Agreement shall not be deemed to be events of Force Majeure.

         Good Engineering Practices: Those practices, methods and equipment that are generally observed at the time of reference in prudent engineering practice for handling, processing, combustion and disposal operations, similar in size and function to the Facility, in order to operate waste processing, electricity generating and other equipment lawfully, with safety, dependability, efficiency and economy and in compliance with applicable governmental codes, if any, establishing engineering standards for such waste handling, processing, combustion and disposal operations.

         Hazardous Waste: Waste with inherent properties which make such waste dangerous to manage by ordinary means, including but not limited to chemicals, explosives, pathological wastes, radioactive wastes, toxic wastes and other wastes defined as hazardous at any time during the term of this Agreement by the State of Illinois or the Resource Conservation and Recovery Act of 1976, as amended, or other Federal, State or local laws, regulations, orders, or other

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actions promulgated or taken at any time and from time to time, or any material which, if processed or produced at the Facility, would be deemed hazardous at any time during the term of this Agreement by the State of Illinois or under the Resource Conservation and Recovery Act of 1976, as amended, or other federal, state or local laws, regulations, orders, or other governmental actions promulgated or taken at any time and from time to time.

         Investment Agreement:  As such term is defined in the fifth Recital.

         Labor: All natural persons employed by Operator who work at the Site and those performing accounting functions for the Owner, wherever located, to perform the tasks necessary to supervise, give advise and make recommendations concerning the administration, operation and maintenance of the Facility in accordance with Good Engineering Practices and as required by this Agreement.

         Labor Costs: For any relevant period the sum of all costs, fees and expenses incurred by Operator for Labor during such period, including without limitation all (a) salaries, wages and other compensation payable to or for the account of employees, (b) bonus and incentive compensation payments made to or for the account of employees, (c) contributions and payments to employee savings, retirement and other benefit plans for employees, (d) the cost of providing medical, dental disability and occupational hazard plans or insurance for employees and their dependents, (e) the cost of providing life insurance coverage for employees and their dependents, (f) employee training related to the administration, operation and maintenance of the Facility, including tuition, travel, meals and lodging and (g) FICA and other taxes or governmental charges payable with respect to employees, including unemployment compensation.

         Legal Requirements: All laws, statutes, codes, ordinances, orders, awards, judgments, decrees, injunctions, rules, regulations, authorizations, consents, approvals, orders, permits, franchises, licenses, directions and requirements of all governments or governmental units, courts or arbitrators, which now or at any time hereafter may be applicable to or affect the Facility or any part thereof or any streets, sidewalks, curbs, or gutters adjoining the Facility or any part thereof or any use or condition of the Facility or any part thereof or the acquisition, construction, ownership, use or operation of the Facility or any part thereof, except those the non-compliance as to which will not have a material adverse effect on the acquisition, ownership or operation of the Facility.

         Operator Fee: During the first year of this Agreement, the Operator Fee shall be $33,334 per month, subject to (i) a maximum of $400,000 payable to the Operator in such year, payable in accordance with Section 3.01 and (ii) reduction in accordance with Section 3.01. The Operator Fee shall increase each year that this Agreement is in effect, effective January 1 of each such year, which increase shall be based on the Consumer Price Index for the Chicago metropolitan area for the immediately preceding year. In the event of any decline in the Consumer Price Index, the Operator Fee for the following year shall be reduced accordingly.



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         Operating and Maintenance Budget: For each calendar year, beginning with the calendar year 1999, the budget to be prepared by the Operator pursuant to Section 2.02 of this Agreement. The Operating and Maintenance Budget shall include detailed month by month projections of the Facility's operating costs, revenues and performance assumptions for the calendar year to which it pertains.

         Operating Costs: For any relevant period, the actual costs directly, properly and reasonably incurred by the Operator for the account of the Owner in the ordinary course of business for the supervision, administration, operation and maintenance of the Facility, including, without limitation, Labor Costs, travel expenses and professional fees, including without limitation, legal, accounting, audit and engineering fees; provided, however, that no costs incurred or paid by the Operator to any Affiliate of the Operator shall be treated as an Operating Cost unless incurred in accordance with Article V.

         Operating Manager: KTIA or any successor thereto.

         Operator's Invoice: A written document delivered by the Operator to the Owner stating the amount due for Operating Costs for monthly periods.

         Permits: All of the consents, approvals, authorizations, directions, licenses and permits issued to the Owner or Operator with respect to the ownership, construction, and operation of the Facility. A list of all Permits as in effect on the date of this Agreement are listed in Exhibit A hereto.

         Person: Any individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or any agency or political subdivision thereof) or other entity of any kind.

         Plan of Reorganization: As such term is defined in the fourth Recital.

         Site: The real property and any and all rights or interests in real property upon which the Facility is located at the time of reference.

         Subcontractor: Any person, firm or corporation which performs work for the Operator or the Owner at the request and direction of the Operator pursuant to the terms of this Agreement.

                                   ARTICLE II

                     DESIGNATION OF OPERATOR AND WORK SCOPE

         2.01     Designation of Operator:

                  (a) The Operator agrees to supervise, give advice and make recommendations concerning the administration, operation and maintenance of the Facility (including,


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without limitation, maintenance scheduling and planning) in accordance with the terms and conditions of this Agreement.

                  (b) Subject to the terms of this Agreement and so long as it remains in effect, the Owner hereby gives the Operator the nonexclusive right (which shall not constitute an easement or other restriction on the Facility) to enter on the premises on which the Facility is located and to occupy and have free access to use the same for solely the purpose set forth in this Agreement. The Operator agrees that in its capacity as the Operator it does not and shall not claim at any time any interest or estate of any kind or extent whatsoever in the Facility by virtue of this Agreement or the Operator's occupancy or use of the Facility hereunder.

                  (c) The Operator covenants that it will comply with Good Engineering Practices in performing its services for the Facility. In the event that the Operator fails to comply with Good Engineering Practices in performing its services for the Facility for reasons other than the insufficiency of available operating revenues, and said failure results in the Owner being assessed fines or penalties by any governmental entity, said fines and penalties shall be charged back and set off against the Operator Fee.

                  (d) The Operator shall act as the primary spokesman for the Facility in consultation with the Owner.

         2.02 General Duties: The Operator shall in consideration for the Operator Fee, manage, supervise, give advice and make recommendations to the Owner concerning the administration, operations and maintenance of the Facility including the construction of improvements and additions in accordance with Good Engineering Practices and in substantial compliance with all Legal Requirements. Subject to the foregoing, as well as to the satisfaction by the Owner of its obligations under Article III hereof and subject to implementation of the Business Plan in accordance with the Investment Agreement, the Operator shall supervise, give advice and make recommendations concerning the following tasks:

                  (a)      All administrative work of the Facility including:

                           (i) The planning, scheduling and conduct of all
                  business incidental to the ownership, operation and maintenance of the Facility in preparation for the startup of operations.

                           (ii) The administration of all contracts on a day to
                  day basis.

                           (iii) The review, approval and payment, in accordance
                  with the Approved Operating and Maintenance Budget, on behalf of Owner, to the extent funds are made available by Owner, of invoices for Facility Costs and record keeping for the Owner.



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                           (iv) Prompt preparation of invoices for all material
                  deliveries in accordance with the applicable agreements.

                           (v) Development and submission of a spare parts
                  inventory program to the Owner for approval.

                           (vi) Based on the approved spare parts inventory
                  program, and in accordance with the Approved Capital Budget or the Approved Operating and Maintenance Budget, as applicable, the procurement, in the Owner's name, of an inventory of spare parts, materials, and supplies (including consumables and items covered by plant office expenses and rolling stock expenses), and the review, approval and, on behalf of Owner, the payment of invoices for the same.

                           (vii) The performance of all accounting services for
                  the Owner (except as noted below), including but not limited to closing the books monthly, quarterly and yearly and supplying summary account data to the Owner for any monthly, quarterly, year end or other reports rendered to be rendered by Owner. The Operator is not obligated to prepare tax returns, but shall cooperate with the Owner or its agents in the preparation of the tax returns.

                           (viii) The preparation of monthly and quarterly
                  detailed financial and operating reports, with Approved Operating and Maintenance Budget and Approved Capital Budget comparisons (budget to actual including an explanation of any material variances), an updated annual forecast with actual year-to-date numbers and updated projections for remaining months, as are reasonably requested by Owner.

                           (ix) Maintenance of true, complete and accurate cost
                  ledgers and accounting records in accordance with generally accepted accounting principles utilized by the Owner regarding the services provided and expenses paid or incurred by it pursuant to the Agreement.

                           (x) The preparation of the Operating and Maintenance
                  Budget and Capital Budget to be submitted to the Owner for approval.

                           (xi) Maintenance of appropriate inventories
                  consistent with the approved spare parts and inventory plan and the issue, and recording of issuance, of inventory and spare parts items.

                  (b) Performance of operation and maintenance services at the Facility within budgetary limitations including:

                           (i) Maintenance of an effective and sufficient
                  operating work force through appropriate hiring, termination, training, administration and compensation.



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                           (ii) Development and maintenance of safety
                  procedures, a safety manual, an employee job-site conduct handbook and an effective safety program, including, without limitation, fire and explosion safety measures.

                           (iii) Operation and maintenance of the scale-house
                  and provision of all related operational services.

                           (iv) Maintenance of the Facility and preparation for
                  the startup of operations in a reasonably clean, safe and efficient manner in accordance with Good Engineering Practices and in substantial compliance with all Legal Requirements.

                           (v) Maintenance of true, complete and accurate
                  operating and environmental logs, records and reports necessary for proper operation and maintenance of the Facility.

                           (vi) Maintenance at the administrative offices
                  located at the Facility of drawings, instruction books, and operating and maintenance manuals and revision of drawings as modifications are made.

                           (vii) Maintenance of tool room equipment and
                  instruments.

                           (viii) Development, implementation and regular
                  updating of a maintenance program that meets Equipment manufacturer's specifications and recommendations and the Facility requirements.

                           (ix) Scheduling and performance of all maintenance
                  necessary to be in accordance with Good Engineering Practices and manufacturers' specifications and recommendations and in substantial compliance with all Legal Requirements.

                           (x) Scheduling, performance and recording periodic
                  operational checks and tests of Equipment which are necessary to be in accordance with the Equipment manufacturers' specifications and recommendations and in substantial compliance with all Legal Requirements.

                           (xi) Evaluation of the nature and impact of any
                  Equipment failure and if the failure is major or material review the situation with the Owner and mutually agree on a reasonable remedy of the matter, provided that in the event of an emergency or other situation where expediency is required to protect Equipment, property, safety, health, or the environment, the Operator may take all necessary action to deal with such situation for the Owner's account without the review and agreement of Owner.



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                           (xii) Cooperation with the Owner in the obtaining and
                  maintaining of required Permits in the Owner's name and on its behalf.

                           (xiii) Preparation of the maintenance budget and
                  incorporation of the maintenance items contained therein in the Operating and Maintenance Budget or the Capital Budget, as appropriate, and preparation for the startup of operations of the Facility and continuing operations in accordance with the Approved Operating and Maintenance Budget and Approved Capital Budget for such items.

                           (xiv) Provision of necessary and desirable security
                  services for the Facility.

                           (xv) Provision of yard maintenance, materials
                  management, finished products storage and snow or debris/residuals removal services.

                           (xvi) Maintenance of adequate inventories or supplies
                  of consumables.

                           (xvii) Provision of unrestricted access to the
                  Facility and cooperation with the Owner in all inspections of the Facility, which inspections may occur at any time.

                           (xviii) Operation and maintenance of the Facility in
                  such a way so as to be in substantial compliance with all Permit requirements (including, without limitation, the Environmental Compliance Standards), taking such samples and performing and reporting such tests as are required by all Permits, and advising the Owner of any areas of Permit conflicts or violations or unsatisfactory conditions or test results, including performing all necessary testing, reporting and other requirements of Permits.

         2.03 The Operator's Authority to Act in an Emergency: Notwithstanding anything to the contrary contained in this Agreement, the Operator may, without obtaining the prior written consent of the Owner, take any action which otherwise requires the prior written consent of the Owner pursuant to the terms of this Agreement if (i) in the good faith judgment of the Operator, such decision or action is necessary for the protection of life or health or for the preservation of the Facility or to avoid the suspension of any service to or of the Facility and there is insufficient time to notify the Owner; and (ii) expenses incurred by the Operator in advance of notifying the Owner do not exceed $25,000; provided, that the Operator shall use all reasonable efforts to notify the Owner and request its consent prior to making any decision or taking any action in any event shall notify the Owner and request its consent as promptly as practicable thereafter. In the event that the consent of the Owner is denied, the Operator shall use its reasonable efforts to terminate any contract or agreement entered into on the basis of such emergency, or any work or services to be performed pursuant thereto. Permitted expenses incurred under this Section 2.03 are Operating Costs to be paid by the Owner without being subject to the limitations of Section 3.01.



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                                   ARTICLE III

                          RESPONSIBILITIES OF THE OWNER

         3.01 The Owner shall be responsible for the following:

                  (a) Within the limits of the Approved Operating and Maintenance Budget, Owner shall promptly pay the Operator the Operating Costs for each monthly period during the term of this Agreement, beginning on the Effective Date of this Agreement, and payable on the first business day of each weekly period continuing until such time as this contract is terminated under Article VI or VII hereof. With respect to Operating Costs not contemplated by and included within the applicable Approved Operating and Maintenance Budget, the Operator may expend up to $25,000 in each individual case and $75,000 on a cumulative basis during any calendar year without prior approval of the Owner.

                  (b) The Operator Fees under this Agreement will accrue each month and be payable only from Net Positive Cash Flow. Payment of accrued Operator Fees will commence the first month following the first fiscal quarter of the Owner in which there is Net Positive Cash Flow. The Owner will pay to the Operator in such first month the amount that is the lesser of (i) the sum of (A) accrued Operator Fees and (B) loan repayments owed KTIA (on whose behalf Operator may collect such loan repayments) or (ii) the amount of Net Positive Cash Flow. Each month thereafter Net Positive Cash Flow will be applied first to accrued and unpaid Operator Fees and loan repayments to the KTIA, on a pro rata basis, and following payment in full of accrued Operator Fees and loan repayments to the KTIA, then to current Operator Fees and loan repayments to the KTIA then due. To the extent that Net Positive Cash Flow is not sufficient to pay current Operator Fees, such Operator Fees shall accrue and be payable from future Net Positive Cash Flow. Upon the Operator's receipt of written notice from the Owner that only the first phase of the Business Plan will be implemented, the annual Operator Fees will be reduced to $16,667 per month retroactive to the Effective Date. For purposes of this Section 3.01(b), "Net Positive Cash Flow" means, for any period of determination, (i) net income plus depreciation and amortization, less (ii) capital expenditures and the Working Capital Reserve Requirement; and "Working Capital Reserve Requirement" means $2,000,000 or such lesser amount as 80% of the Board of Directors of the Owner may require from time to time.

                  (c) Approve on a timely basis the Operating and Maintenance Budget and Capital Budget providing for the costs and expenses reasonably necessary for Operator to administer and maintain the Facility and prepare for the startup of the Facility in accordance with its obligations under this Agreement.



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                  (d) Provide and maintain the insurance coverage required to be maintained for the Facility, including:

                           (i) All Risk Property Damage, including physical
                  damage, business interruption, extra expense (wind damage, flood, electrical damage) up to the full value of the Facility as determined by the Owner.

                           (ii) Boiler and Machinery, including physical damage
                  and business interruption up to the full value of the covered equipment as determined by the Owner.

                           (iii) Comprehensive General Liability and
                  environmental legal liability with combined property damage and injury coverage.

                  The Operator shall be listed as an Additional Insured on general liability policies, including excess liability umbrella. The Owner shall provide the Operator with certificates of insurance showing policy provisions and showing the Operator as an Additional Insured on liability policies. The Operator shall have the right to review all insurance policies and make recommendations regarding the same. Such policies shall contain a provision that such insurance policies are primary with respect to any other insurance. Additionally, the policy provisions shall provide that the Operator be given at least thirty
         (30) days prior written notice from the insurance company of policy cancellation(s). The Owner shall not modify or terminate any insurance coverages listed in this Section 3.01(c) without prior written notice to the Operator. Operator shall have no liability for any loss or damage arising out of any such modification or termination.

                  The Owner waives its right of recourse against the Operator and the Operator's Subcontractors and their employees for any loss or damage payable by the insurance coverage listed in this section.

                                   ARTICLE IV

                     CERTAIN REPRESENTATIONS AND WARRANTIES

         The Operator represents and warrants to the Owner that:

         4.01 (a) Corporate Organization: The Operator is duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (b) Power and Authority: The Operator has the requisite corporate power and authority to enter into this Agreement and to perform according to the terms hereof.

                  (c) Due Authorization: The Operator has taken all actions required to be taken by it under law, its Certificate of Incorporation and bylaws or otherwise and has


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         obtained all approvals and consents necessary to authorize the execution, delivery and performance of this Agreement by it and the consummation of the transactions contemplated hereby except such approvals and consents the absence of which would not have a material adverse effect on the Facility, the Operator or upon the Operator's ability to perform its obligations hereunder.

                  (d) Validity: This Agreement constitutes the legal, valid and binding obligation of the Operator, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws or principles of equity affecting the rights of creditors generally.

                  (e) No Violation: The execution and delivery of this Agreement does not contravene any provision of, or constitute a default under, any indenture, mortgage, or other material agreement binding on the Operator or any valid order of any court, or any regulatory agency or other body having authority to which the Operator is subject.

                  (f) Qualification as Foreign Corporation: The Operator is duly qualified or licensed to do business and is in good standing in the State of Illinois.

                  (g) Facility Operations: The supervisory services under this Agreement shall be performed by competent operators, in a competent manner in accordance with Good Engineering Practices and in substantial compliance with all Legal Requirements and in accordance with the scope of this Agreement or any other detailed work scope agreed upon by the parties and will be free from defects in workmanship.

                  Provided that [Owner] has been notified in writing promptly after the [Operator] becomes aware of a defect, and whether a claim, however, instituted, is based on contract, indemnity, warranty, tort (including Operator's own negligence), strict liability or otherwise, the exclusive remedy for any claim based on failure of, or defect in, services furnished by Operator hereunder shall be (a) for deficient services, the retraining or replacement of the Operator's personnel and the reperformance by the Operator of any defective portion of the service furnished, and (b) for any damaged part of the equipment resulting from defective operating, maintenance or repair services performed under this Agreement, the repair or replacement at the Owner's option of the damaged part. In any event, however, if damage to any Facility equipment is caused to any material extent by defective equipment or inadequate or poor engineering design of the Facility or equipment therein ("Contributory Cause"), notwithstanding the neglect or negligence of Operator, such Contributory Cause, shall bar any claim by Owner against Operator for such damage. Nothing in this paragraph shall be construed to limit the Owner's right to terminate this Agreement in accordance with Article VII.

                  This warranty is exclusive and in lieu of all other warranties, whether written, oral, implied or statutory. NO IMPLIED STATUTORY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE SHALL APPLY. The Operator does not warrant under this Agreement any product, material or


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         services of others which the Owner has furnished. Unless expressly stated in the work scope, the Operator does not warrant under this Agreement the fitness or suitability of the equipment on which the services are performed, or any modification thereof, for any specific application, performance, results or use. Any oral or written representation, warranty, course of dealing or trade usage note contained or referenced herein will not be binding on any party.

         4.02     The Owner represents and warrants to the Operator as follows:

                  (a) Organization: It is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified or licensed to do business and is in good standing in the State of Illinois.

                  (b) Power of Authority: Pursuant to and as authorized by the Plan of Reorganization and the Confirmation Order, Owner has the requisite power and authority to enter into this Agreement and to perform according to the terms hereof.

                  (c) Due Authorization: Pursuant to and as authorized by the Plan of Reorganization and the Confirmation Order, the Owner has taken all actions required to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                  (d) Validity: Pursuant to and as authorized by the Plan of Reorganization and the Confirmation Order, this Agreement constitutes the legal, valid and binding obligation of the Owner, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws or principles of equity affecting the rights of creditors generally.

                                    ARTICLE V

                    LIMITATION ON AFFILIATED TRANSACTIONS BY
                   OPERATOR AND EMPLOYMENT OF CERTAIN PERSONS

          In performing its obligations hereunder, the Operator will not make any payment to or invest in, or acquire, lease, sell, transfer or provide any assets or services from or to KTI or any of KTI's subsidiaries or Affiliates or engage in any other transaction with any of them, except that the Operator shall be permitted (i) to deal with the Owner in strict accordance with the express written terms of this Agreement; and (ii) to engage in any other transaction with KTI and its subsidiaries and Affiliates, which (w) is in the ordinary course of the Operator's business, (x) is upon terms no less favorable to the Operator than would be obtained in a comparable arms' length transaction with a Person not an Affiliate and (y) the Owner has given its prior written consent after receiving a reasonable description in writing of each of the terms thereof.

                                   ARTICLE VI

                             TERM OF THIS AGREEMENT

         6.01 Term. This Agreement will be effective on the Effective Date and remain in effect for five years following the Effective Date unless earlier terminated pursuant to Article VII or mutually extended in writing by the Operator and the Owner. Operator understands and acknowledges that this Agreement may not be modified, extended or renewed without the affirmative vote of a majority of the Board of Directors of the Owner.

                                   ARTICLE VII

                                EVENT OF DEFAULT

         7.01 Owner Events of Default. Owner shall be in default under this Agreement if:

                  (a) the Owner fails to pay when due any amount payable by Owner to Operator hereunder, and ten (10) days have elapsed after such due date;

                  (b) other than the pending proceedings in the Bankruptcy Court for the District of Delaware, there is an assignment for the benefit of the Owner's creditors, or the Owner is adjudged a bankrupt, or a petition is filed by or against the Owner which is not dismissed within 60 days under the provisions of any state insolvency law or under the provisions of the Federal bankruptcy laws, or the business or principal assets of the Owner are placed in the hands of a receiver, assignee, or trustee;

                  (c) in the case of the pending proceedings in the Bankruptcy Court for the District of Delaware, a trustee or an examiner with expanded powers under the United States Bankruptcy Code is appointed in the Owner's pending Chapter 11 proceeding or the Owner's Chapter 11 proceeding is converted to a case under Chapter 7 or is dismissed;

                  (d) the Owner is dissolved and there is no reconstitution of the Owner within thirty (30) days of such dissolution, or the Owner's existence is terminated or its business is discontinued;

                  (e) Owner assigns or transfers this Agreement in violation of
         Article 9.01;

                  (f) the Owner shall fail to comply in any material respect with its obligation to provide and maintain insurance under Article 3.01(c); or

                  (g) the Owner shall fail to comply in a material respect with any of its other covenants, agreements or obligations hereunder, and such failure shall continue for thirty (30) days after the Owner receives notice from the Operator with respect to the same.

         7.02 Remedy. If the Owner is in default, the Operator may, at its option and without further notice, proceed to enforce any or all of the following remedies by notice to the Owner,

                  (a) terminate this Agreement as provided in Section 7.03; provided that if the default arises under Section 7.01(a) above and Owner disputes the amount due in good faith, Operator may not terminate this Agreement until the dispute is resolved and payment due is thereafter withheld wrongfully, or

                  (b) proceed to arbitration in accordance with Article XI.

         7.03 Rights upon Default.

                  (a) Right of Operator. Upon the occurrence and continuance of an Event of Default described in Section 7.01, the Operator may, at its option, terminate this Agreement by delivering written notice of termination to the Owner, which notice of termination shall be effective fifteen (15) days after the date it is received by Owner; provided, however, that if the Owner has cured such default within such fifteen (15) day period, such notice of termination shall be deemed to have been canceled and shall be null and void. In the event of such termination, the Owner shall pay all Operator Fee then due. In such event, Operator shall take all necessary steps to protect the Facility, leaving the same in an orderly and safe condition, prior to leaving the premises.

         7.04 Operator Events of Default. Operator shall be in default under this Agreement if:

                  (a) there is an assignment for the benefit of the Operator's creditors, or the Operator is adjudged a bankrupt, or a petition is filed by or against the Operator which is not dismissed within 60 days under the provisions of any state insolvency law or under the provisions of the Federal bankruptcy laws, or the business or principal assets of the Operator are placed in the hands of a receiver, assignee, or trustee;

                  (b) the Operator is dissolved and there is no reconstitution of the Operator within thirty (30) days of such dissolution, or the Operator's existence is terminated or its business is discontinued; or

                  (c) the Operator shall fail to comply in a material respect with any of its other covenants, agreements or obligations hereunder, and such failure shall continue for thirty (30) days after the Operator receives notice from the Owner with respect to the same.

         7.05 Remedy. If the Operator is in default, the Owner may, at its option and without further notice, proceed to enforce any or all of the following remedies by notice to the Operator,

                  (a) terminate this Agreement as provided in Section 7.06, or

                  (b) proceed to arbitration in accordance with Article XI.

         7.06 Rights of Owner upon Operator Default. Upon the occurrence and continuance of an Event of Default described in Section 7.04, the Owner may, at its option, terminate this Agreement by delivering written notice of termination to the Operator, which notice of termination shall be effective fifteen (15) days after the date it is received by Operator; provided, however, that if the Operator has cured such default within such fifteen (15) day period, such notice of termination shall be deemed to have been canceled and shall be null and void. In the event of any termination, the Owner shall pay all Operator Fees then due. In such event, Operator, if requested by Owner, shall take all necessary steps to protect the Facility, leaving the same in an orderly and safe condition, prior to leaving the premises.

                                  ARTICLE VIII

                            LIMITATIONS OF LIABILITY

         8.01 Limitation of Liability. The Operator's liability to the Owner, on all claims of any kind (excluding death or bodily injury), whether based on contract, indemnity, warranty, tort (including as the case may be, a party's own negligence), strict liability or other, for all losses or damages arising out of, connected with, or resulting from this Agreement or from the performance or breach thereof, or from any services covered by or furnished during the term of this Agreement, shall in no case exceed the fees actually received by the Operator; provided, that, in the event the Owner remits to the Operator amounts necessary to pay Operating Costs pursuant to Section 3.01(a) and the Operator fails to remit to any third party amounts with respect to which the Owner paid such Operating Costs, the Operator shall be liable to the Owner for any duplicative payment made by the Owner.

         8.02 Waiver of Consequential Damages. In no event, whether based on contract, indemnity, warranty, tort (including, as the case may be, a party's own negligence) or otherwise, shall the Operator or its Subcontractors and suppliers be liable to Owner, or the Owner, its Subcontractors and suppliers be liable to Operator, for special incidental exemplary, indirect or consequential damages including, but not limited to, loss of profits or revenue, loss of use of the equipment or any associated equipment, cost of capital, cost of purchased power, cost of substitute equipment, facilities or services, downtime costs, or claims of customers of the Owner or Operator for such damages, and each party shall indemnify the other, its Subcontractors and suppliers against any such claims from the other's suppliers or customers. Notwithstanding the foregoing waiver, no Subcontractor or supplier that has failed to limit its liability for any of the foregoing types of damages shall have the benefit of the foregoing waiver. In no event shall the Operator be liable under this Agreement for any loss or damage whatsoever arising from its failure to discover mechanical or engineering design problems in the Facility Equipment, and where Equipment failure results from the combined effects of neglect in maintenance, poor design or inappropriate equipment application, Operator shall have no liability with respect to any loss resulting to the Equipment or Facility, or from its failure to discover latent defects or defects inherent in the design of the Equipment. If the Operator furnishes the Owner with advice or assistance without separate compensation therefor, the Operator will not be subject to any liability whether in contract, indemnity, warranty, tort (including Operator's own negligence) or otherwise for such advice or assistance.

                                   ARTICLE IX

                                   ASSIGNMENT

         9.01 Assignment by the Owner. The Operator may terminate this Agreement without penalty upon the giving of 10 days notice if (a) the assignment of this Agreement is attempted or (b) a contract to sell the Facility is executed between the Owner and a third party.

         9.02 Assignment by the Operator. The Operator shall have the right to assign this Agreement, provided that the Owner gives its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed). Consent shall not be required in the case of an assignment to an affiliate of the Operator. Notwithstanding the foregoing, the Operator shall be permitted to assign its right to receive payments hereunder without obtaining the consent of the Owner.

                                    ARTICLE X

                                  MISCELLANEOUS

         10.01 Independent Contractor. The Operator shall at all times be deemed an independent contractor and not by reason of this Agreement a joint venture, agent or principal of the Owner and none of the Operator's officers, directors, partners, employees, agents or representatives or the officers, directors, partners, employees, agents or representatives of its subcontractors shall be considered officers, directors, partners, employees, agents or representatives of the Owner.

         10.02 Regulated Party Status. The Operator shall not be construed to be a general partner of the Owner for any purpose, and the parties shall deal with each other at arms length.

         10.03 Severability. The invalidity, in whole or in part, of any of the foregoing sections or paragraphs of this Agreement will not affect the validity of the remainder of such sections or paragraphs.

         10.04 Entire Agreement. This Agreement and all amendments thereto contain the complete agreement between the Owner and the Operator with respect to the matters contained herein and supersede all other agreements, whether written or oral, with respect to the matters contained herein between the Owner and the Operator.

         10.05 Amendment. No modification, amendment, or other change to this Agreement will be effective unless consented to in writing by each of the parties hereto. Operator understands and acknowledges that this Agreement may not be modified or amended without the affirmative vote of a majority of the Board of Directors of the Owner.

         10.06 Waiver. Failure or forbearance by any party to exercise any of its rights or remedies under this Agreement shall not constitute a waiver of such rights or remedies. No party shall be deemed to have waived or forborne any right or remedy resulting from such failure to perform unless it has made such waiver specifically in writing.

         10.07 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original and all of which shall be deemed one and the same Agreement.

         10.08 Choice of Law. This Agreement shall be governed by the laws of the State of Illinois without reference to conflict of laws or the principles thereof.

         10.09 Title Passage. Title to all materials and services provided under this Agreement shall pass to the Owner upon performance of the work or upon the Owner becoming obligated to make payment therefor. It is expressly understood and agreed, however, that the passage of title shall not release the Operator from its responsibility to fully carry out its obligations under this Agreement.

         10.10 Force Majeure. The parties hereto shall be excused from performance under this Agreement to the extent, but only to the extent, that performance hereunder is prevented by an act or event of Force Majeure. Operator shall use its best efforts to take all reasonable steps to overcome or mitigate the effects of such an act or event of Force Majeure, provided that the costs of such steps shall in all events be considered Operating Costs for the purposes hereof. Owner shall take all reasonable steps to overcome or mitigate the effects of an event of Force Majeure. The Operator may not incur expenses in excess of $25,000 to overcome or mitigate the effects of such Force Majeure event without the Owners prior written consent.

                                   ARTICLE XI

                                    DISPUTES

         11.01 Disputes. The parties agree that time is of the essence in resolving any controversy, dispute or claim, and they shall proceed as expeditiously as possible to resolve such dispute among themselves. Any controversy, dispute or claim between the Operator and the Owner that they are unable to resolve shall be taken to arbitration, which shall be the procedure for resolving disputes under this Agreement.

         11.02 Procedure. All arbitration proceedings shall be pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). To initiate the arbitration, the initiating party (the "Initiating Party") shall notify the other party in writing (the "Arbitration Demand"), which demand shall (i) describe in reasonable detail the nature of the dispute submitted to arbitration (the "Dispute"), (ii) include a single, comprehensive proposal for the resolution of Dispute submitted to arbitration, and (iii) name an arbitrator who (A) has been licensed to practice law in the U.S. for at least ten years, (B) is not an employee or former employee of either party or any of their Affiliates, (C) is not affiliated with any law firm that ever represented either party, and (D) is experienced in representing clients in connection with commercial agreements (the "Basic Qualifications") and the Initiating Party shall file three copies of the Arbitration Demand and of the arbitration provisions of this Agreement with the AAA. The AAA shall promptly give notice of the filing of the Arbitration Demand on the other party and within thirty (30) days thereafter such other party shall file with the AAA and serve on the Initiating Party, a written statement (i) responding to the Arbitration Demand (ii) submitting a single, comprehensive proposal for the resolution of Dispute submitted to arbitration, and (iii) naming a second arbitrator satisfying the Basic Qualifications. Promptly, but in any event within fifteen (15) days thereafter, the two arbitrators will attempt to select a mutually agreeable third neutral arbitrator. In the event they are unable to do so, the two arbitrators will promptly request a list from the AAA of potential arbitrators who satisfy the Basic Qualifications and who have no past or present relationships with the parties or their counsel, except as otherwise disclosed in writing to and approved by the parties. Within fifteen (15) days of receipt of the list of potential arbitrators, the two named arbitrators shall select a third arbitrator from the list. Should the two named arbitrators be unable to agree on a third arbitrator, the AAA shall appoint the third arbitrator from the list it provided. The arbitration will be heard by a panel of the three arbitrators so chosen (the "Arbitration Panel"), with the third arbitrator so chosen serving as the chairperson of the Arbitration Panel. Decisions of a majority of the members of the Arbitration Panel shall be determinative. The arbitration hearing shall be held in a neutral location not less than sixty (60) days after the other party has filed an answering statement to the Arbitration Demand filed by the Initiating Party. Notwithstanding the requirement to submit all controversies, disputes and claims to mandatory and binding arbitration, pending arbitration and resolution of the Dispute, a party may seek temporary injunctive relief from a court of competent jurisdiction.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF the parties have executed this Agreement as of the date first set forth above.

                                        OWNER:

                                        NEW HEIGHTS RECOVERY & POWER, LLC


                                        By:/s/ Brian Brookover
                                           ------------------------------
                                        Title: Authorized Agent

                                        OPERATOR:

                                        KTI OPERATIONS, INC.


                                        By: /s/ Robert E. Wetzel
                                           ------------------------------
                                        Title:  Senior Vice President

                                                                       EXHIBIT A


                                     PERMITS